Exhibit 2.3

                           RESTATED EARNOUT AGREEMENT

              THIS RESTATED EARNOUT AGREEMENT (this "Agreement") is executed on September __, 1998 but made effective as of the 30th day of October, 1997, by and among IMTEK OFFICE SOLUTIONS, a Delaware corporation ("Imtek") and persons executing this Agreement on behalf of certain of the shareholders (the "Shareholders") of THOMPSON OFFICE PRODUCTS, INC., a Maryland corporation ("Thompson").

         WHEREAS, the parties entered into an Agreement relating to certain earnout payments to be made to the Shareholders in the event revenue milestones are reached, which did not accurately reflect the intentions of the parties (the "Original Agreement");

         WHEREAS, the parties now desire to enter into this Restated Earnout Agreement in order to accurately memorialize the intentions of the parties with respect to the transactions contained herein, which shall supercede the Original Agreement;

         WHEREAS, Imtek has acquired all of the issued and outstanding shares of common stock of Thompson in exchange for 1,000,000 issued shares of Common Stock of Imtek (the "Exchange Offer"); and

         WHEREAS, Imtek agreed, in a Memorandum of Understanding dated August 23, 1997, to pay the Shareholders additional remuneration for the attainment of revenue milestones.

      NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contains herein, the parties agree as follows:

                                    ARTICLE 1

                    PAYMENT FOR ACHIEVING REVENUE MILESTONES

         1.1 Earn Out. Subject to all of the terms of this Agreement, Imtek agrees to pay to the Shareholders the amounts shown below ("Earn Out") when revenues from acquired Thompson business operations exceed the cumulative revenues shown in Section 1.2, below ("Earn Out Table").

         1.2 Earn Out Table.



          Cumulative Revenues                       Earn Out Amount
          -------------------                       ---------------
               $400,000                                 $46,000

               $500,000                                 $46,000

               $600,000                                 $46,000

               $700,000                                 $46,000



                                    ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         The Shareholders hereby represent and warrant to Imtek that:

         2.1 Organization. Thompson is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

         2.2 Compliance with Laws. Company has complied with, and is not in violation of, applicable federal, state or local statues, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, except for matters which would not have a material affect on Company or its properties.

         2.3 Authority. The board of Directors of Thompson has authorized the execution of this Agreement and the transactions contemplated herein, and Thompson has full power and authority to execute, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of Thompson is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. The approval of Thompson's shareholders is not necessary for this transaction.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF IMTEK

         Imtek represents and warrants to Shareholders that:

         3.1 Organization. Imtek is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

         3.2 Compliance with Laws. Imtek has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, environmental or other law, ordinance, or regulation) affecting its properties or the operation of its business.

         3.3 Litigation. Imtek is not a party to any suit, claim, assessment, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or, to the best knowledge of Imtek, threatened against or affecting Imtek or its business, assets, or financial condition. Imtek is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department agency, or instrumentality. Imtek is not engaged in any legal action to recover moneys due to it except in the ordinary course of business.

         3.4 Authority. The board of Directors of Imtek has authorized the execution of this Agreement and the transactions contemplated herein, and Imtek has full power and authority to execute, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of Imtek, is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. The approval of Imtek's shareholders is not necessary for this transaction.

         3.5 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Imtek and the performance by Imtek or their obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which Imtek is a party, or by which it may be bound, nor will any consents or authorizations of any party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required,
(b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Imtek, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance of any asset of Imtek.

                                    ARTICLE 4

                   CONDITIONS PRECEDENT TO IMTEK'S PERFORMANCE

         4.1 Conditions. Imtek's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this
Article VI. Imtek may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Imtek of any other condition of or any of Imtek's other rights or remedies, at law or in equity, if Company shall be in default of any of their representations, warranties, or covenants under this Agreement.

         4.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Shareholders in the Agreement or in any written statement that shall be delivered to Imtek under this agreement shall be true and accurate on and as of the Closing Date as though made at that time.

         4.3 Performance. Company shall have perform, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

         4.4 Absence of Litigation. No action, suit, or proceeding before any court of any governmental body of authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Company or Shareholders on or before the Closing Date.

                                    ARTICLE 5

                             CONDITIONS PRECEDENT TO

                       THOMPSON'S SHARHOLDERS PERFORMANCE

         5.1 Conditions. Thompson's obligations hereunder shall be subject to the execution, at or before the Closing, of the Exchange Agreement.

                                    ARTICLE 6

                                     CLOSING

         6.1 Closing. The closing of this transaction shall be held at the offices of Imtek, or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties.

                                    ARTICLE 7

                                   NON-COMPETE

         7.1 General Non-Compete. The Shareholders listed in Exhibit 1 attached hereto, acknowledge the receipt of Imtek's Stock and other value consideration and agree not to compete with the business of the Imtek, it successors or assigns for a period of 4 years commencing from the date of this Agreement. The term "not compete" with the business of the Imtek shall mean that the Shareholders shall not directly or indirectly, or in any capacity, on behalf of themselves or on behalf of any other firm, engage or compete in a business substantially similar or competitive to the business of Thompson.

         7.2 Non-Compete in the Viatical Settlement Business. The Shareholders listed in Exhibit 1 of this Agreement, acknowledge the receipt of valuable shares of the Imtek's Stock and other value consideration in exchange for Thompson's viatical settlement business and agree not to directly or indirectly, as an owner, officer, director, employee, consultant, or stockholder, engage in the viatical settlement business for a period of 4 years commencing with the date of this Agreement. The Shareholders acknowledge and agree herein that the non-compete agreements described in this Article 8 specifically prohibits any solicitation of funds, life insurance policies or services from any companies, brokers, agents, consultants, physicians, attorneys, hospitals, health care service providers and medical testing laboratories listed in the Exchange Offer. Thompson's viatical settlement business shall mean the origination, buying, funding, servicing, and selling of life insurance policies owned by terminally ill individuals.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

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         8.2 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

         8.3 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

         8.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

         8.5 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Maryland.

         8.6 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.7 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

         Imtek:   Imtek Office Solutions, Inc.
                  8028 Ritchie Highway, Suite 208
                  Pasadena, MD 21122

                  Thompson Office Products, Inc.
                  1818 Pot Spring Road, Suite 242
                  Timonium, MD 21093

         8.8 Binding Effect. This Agreement shall insure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

         8.9 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein. .

         8.10 Announcements. Imtek and Shareholders will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or the employees, customers or suppliers.

          8.11 Expenses. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

         8.12 Survival of Representations and Warranties. The representation, warranties, covenants and agreements of the parities set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing irrespective of any investigation made by or on behalf of any party.

AGREED TO AND ACCEPTED as of the date first above written.

IMTEK OFFICE SOLUTIONS, INC.

/s/ Edwin C. Hirsch
Edwin C. Hirsch - President

/s/ Robert W. Hoover
Robert W. Hoover

/s/ Andrew Walter
Andrew Walter

/s/ Brad Thompson
Brad Thompson